News Release

ASCENA RETAIL GROUP, INC. REPORTS
FIRST QUARTER RESULTS

FIRST QUARTER GAAP EPS OF $0.07, COMPARABLE SALES DOWN 5%
FIRST QUARTER NON-GAAP EPS OF $0.18

MAHWAH, NJ - December 1, 2016 - ascena retail group, inc. (NASDAQ - ASNA) (the “Company”) today reported GAAP earnings for its fiscal first quarter ended October 29, 2016 of $0.07 per diluted share compared to a net loss of $0.10 per diluted share in the year-ago period.

Current and prior year first quarter results include certain acquisition and integration costs, as well as non-cash purchase accounting adjustments associated with the acquisition of ANN INC. ("ANN"), which was completed on August 22, 2015. In addition, the first quarter of Fiscal 2017 includes restructuring charges incurred under the Company's Change for Growth program. A summary of year-over-year changes in restructuring and acquisition and integration expenses is presented in the notes to the unaudited condensed consolidated financial information, included herein. Finally, the prior year quarter includes the results of ANN, which comprises the Company's Premium Fashion segment, only for the post-acquisition period from August 22, 2015 to October 31, 2015.

David Jaffe, President and Chief Executive Officer of ascena retail group, inc., commented, "I’m pleased that our efforts delivered first quarter non-GAAP earnings in the middle of our guidance range. We reacted decisively to unfavorable selling trends in September through more aggressive, but targeted and effective promotional activity. We also reduced operating costs and planned capital expenditures that will benefit full year earnings and free cash flow."

Regarding second quarter performance, Jaffe commented, “Selling has picked up a bit following a very difficult period leading to Election Day. Total comp sales were up 2% for the nine day period from the weekend preceding Thanksgiving through Cyber Monday. Double-digit ecommerce growth over this period more than offset negative brick and mortar performance, which was caused by continued traffic headwinds."

Jaffe concluded, "Market conditions are challenging, and at this time, we believe it is prudent to assume that they will remain so. We are focused on the areas of the business that we can control. We expect to drive down inventory levels, execute cost controls, and build a more flexible and responsive organization in general. While these actions will support our near-term performance, we will also continue to aggressively work on our enterprise transformation to create sustainable performance for the longer term through enhanced customer facing capabilities. The tough environment certainly highlights the necessity of the transformation we are executing, and we are working to ensure that ascena emerges as a strong competitor that can simultaneously drive value to a demanding customer and produce the returns expected by our shareholders."

Fiscal First Quarter Results

Net Sales and Comparable Sales
Net sales for the first quarter of Fiscal 2017 were $1.678 billion compared to $1.672 billion in the year-ago period, which excluded roughly $122 million of ANN sales in the stub period that preceded the ANN acquisition date. The increase in sales from the inclusion of ANN for the full quarter was offset by the impact of the 5% comparable sales decline.

In connection with its Change for Growth program, the Company reorganized its businesses into four operating segments: Premium Fashion, Value Fashion, Plus Fashion and Kids Fashion. The Company’s sales and comparable sales data for the fiscal first quarter on a brand-by-brand basis in the new segment format is summarized below:

		Net Sales (millions)
	Comparable Sales	Three Months Ended
		October 29, 2016	October 24, 2015 (a)
Ann Taylor	(11)%	$188.5	$177.1
LOFT	(3)%	390.7	324.1
Total Premium Fashion	(6)%	579.2	501.2

maurices	(6)%	272.2	282.7
dressbarn	(5)%	231.9	247.4
Total Value Fashion	(6)%	504.1	530.1

Lane Bryant	(4)%	245.1	256.2
Catherines	(10)%	72.6	79.1
Total Plus Fashion	(5)%	317.7	335.3

Justice	(1)%	277.4	305.4
Total Kids Fashion	(1)%	277.4	305.4

Total Company	(5)%	$1,678.4	$1,672.0

(a) Results for the Premium Fashion segment for the three months ended October 24, 2015 include the 10-week post-acquisition results of ANN which was acquired on August 21, 2015.

Gross margin
Gross margin increased to $1,014 million, or 60.4% of sales, for the first quarter of Fiscal 2017 compared to $903 million, or 54.0% of sales in the year-ago period, which excluded roughly $75 million of ANN gross margin dollars in the stub period that preceded the ANN acquisition date. Prior year gross margin included an unfavorable, non-cash purchase accounting adjustment of approximately $104 million associated with the write-up of inventory to fair market value, which negatively impacted gross margin rate by 620 basis points. Current year gross margin performance reflects margin rate improvement at the Premium Fashion and Plus Fashion segments resulting from continued inventory discipline, refinement of promotional strategies, as well as the realization of synergies and the cost of goods savings initiative at our Premium Fashion segment. These improvements were offset by margin rate declines versus record highs in the year-ago period at the Value Fashion and Kids Fashion segments, resulting from higher required promotional selling needed to achieve quarter-end inventory targets in the face of softer than expected customer demand.

Buying, distribution, and occupancy expenses
Buying, distribution, and occupancy (“BD&O”) expenses for the first quarter of Fiscal 2017 were $321 million, or 19.1% of sales, compared to $303 million, or 18.1% of sales in the year-ago period, which excluded roughly $27 million of ANN expenses in the stub period that preceded the ANN acquisition date. BD&O expenses as a percent of net sales de-levered as occupancy cost reductions from the lower store count and synergy savings achieved in the quarter were more than offset by the impact of declining comparable sales volume.

Selling, general, and administration expenses
Selling, general, and administrative (“SG&A”) expenses for the first quarter of Fiscal 2017 were $525 million, or 31.2% of sales, compared to $487 million, or 29.1% of sales in the year-ago period, which excluded roughly $40 million of ANN expenses in the stub period that preceded the ANN acquisition date. SG&A expenses as a percent of net sales increased as contingency cost reductions, lower performance-based compensation and synergy savings related to the integration of ANN were offset by the impact of declining comparable sales volume.

Operating income
The Company generated Operating income for the first quarter of Fiscal 2017 of $51 million, or 3.1% of first quarter sales compared to an Operating loss of $12 million, or (0.7)% of first quarter sales last year. The increase in current year Operating income reflects the lower level of non-cash purchase accounting adjustments and lower expenses related to the acquisition of ANN, offset in part by the impact of negative comparable sales, increases in operating expenses discussed above, along with expenses incurred under the Company’s Change for Growth initiative. Refer to Note 2 of the unaudited condensed consolidated financial information for more information on the items affecting comparability between the periods.

Effective tax rate
The effective tax rate was 44.2% for the three months ended October 29, 2016 versus 43.3% in the year-ago period. The effective tax rates were higher than the statutory tax rate primarily due to the effect of state and local taxes.

Net income and earnings per share
The Company reported Net income of $14 million, or $0.07 per diluted share, in the first quarter of Fiscal 2017, compared to a Net loss of $18 million last year, or $0.10 per diluted share. Net income for the first quarter of Fiscal 2017 reflects lower purchase accounting adjustments and acquisition and integration costs, which were offset in part by the lower comparable sales performance.

Fiscal First Quarter Balance Sheet Highlights

Cash and cash equivalents
The Company ended the first quarter of Fiscal 2017 with Cash and cash equivalents of $271 million. Of this amount, approximately $207 million was held outside of the U.S.

Inventory
The Company ended the first quarter of Fiscal 2017 with inventory of $808 million, down 9% from the $889 million at the end of the first quarter of Fiscal 2016. The inventory balance as of the first quarter of Fiscal 2016 included approximately $23 million of unamortized inventory step-up related to the ANN acquisition.

Capital expenditures
In the first quarter of Fiscal 2017, capital expenditures totaled $107 million. The first quarter amount includes payments of approximately $62 million for Fiscal 2016 capital purchases that were accrued as of the end of Fiscal 2016.

Capital allocation
The Company ended the first quarter of Fiscal 2017 with total debt of $1.67 billion, which represents the remaining balance on its $1.8 billion term loan used to acquire ANN, along with $49 million of borrowings outstanding under the Company's revolving credit facility. The Company did not repurchase any additional shares during the quarter under its existing stock repurchase program, and ended the quarter with availability of $181 million under its outstanding authorization.

Second Quarter and Fiscal Year 2017 Outlook

Excluding restructuring, acquisition and integration related expenses, and non-cash ANN purchase accounting adjustments, the Company expects non-GAAP EPS of $(0.05) to $0.00 during the second quarter of Fiscal 2017 and continues to expect full year Fiscal 2017 non-GAAP EPS in the range of $0.60 to $0.65.

Real Estate

The Company's store information on a brand-by-brand basis for the first quarter is as follows:

	Quarter Ended October 29, 2016
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1
Ann Taylor	340	2	(2)	340
LOFT	682	3	(2)	683
maurices	993	15	(2)	1,006
dressbarn	809	3	(3)	809
Lane Bryant	772	4	—	776
Catherines	373	1	(4)	370
Justice	937	1	(2)	936
Total	4,906	29	(15)	4,920

Conference Call Information

The Company will conduct a conference call today, December 1, 2016, at 4:30 PM Eastern Time to review its first quarter Fiscal 2017 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 16154932. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until December 8, 2016 by dialing (855) 859-2056, the conference ID is 16154932, and until January 1, 2017 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

As noted above, the comparability of the Company's operational results for the periods presented herein has been affected by certain transactions. To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided a reconciliation of EPS on a GAAP basis to EPS on a non-GAAP basis. Non-GAAP EPS excludes costs that Management believes are not indicative of the Company’s underlying operating performance such as (i) acquisition and integration expenses, (ii) restructuring and other related charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting inventory expense, depreciation and amortization expense, and lease-related adjustments. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for more information.

Non-GAAP EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. Many investors also use a non-GAAP EPS measure as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP EPS should be considered in addition to, not as a substitute for, the Company’s Operating income (loss) and Net income (loss) per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

Additionally, a reconciliation of the projected non-GAAP EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, acquisition and integration related expenses, asset impairments and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as actions under the Company's Change for Growth program, or acquisition and integration expenses, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

CONTACT:	For investors:	For media:
	ascena retail group, inc.	ascena retail group, inc.
	Stacy Turnof	Sue Ross
	Vice President of Investor Relations	Executive Vice President, ascena Corporate Affairs Communications Officer
	(551) 777-6928	(218) 491-2110
	stacy.turnof@ascenaretail.com	sue.ross@ascenaretail.com

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Three Months Ended
	October 29, 2016	% of Net Sales	October 24, 2015	% of Net Sales
Net sales	$1,678.4	100.0%	$1,672.0	100.0%
Cost of goods sold	(664.4)	(39.6)%	(769.3)	(46.0)%
Gross margin	1,014.0	60.4%	902.7	54.0%
Other costs and expenses:
Buying, distribution and occupancy expenses	(320.6)	(19.1)%	(303.0)	(18.1)%
Selling, general and administrative expenses	(524.4)	(31.2)%	(486.7)	(29.1)%
Acquisition and integration expenses	(12.0)	(0.7)%	(42.5)	(2.5)%
Restructuring and other related charges	(11.9)	(0.7)%	—	—%
Depreciation and amortization expense	(93.9)	(5.6)%	(82.5)	(4.9)%
Operating income (loss)	51.2	3.1%	(12.0)	(0.7)%
Interest expense	(25.3)	(1.5)%	(20.5)	(1.2)%
Interest income and other (expense) income, net	(0.1)	—%	0.6	—%
Income (loss) before (provision) benefit for income taxes	25.8	1.5%	(31.9)	(1.9)%
(Provision) benefit for income taxes	(11.4)	(0.7)%	13.8	0.8%
Net income (loss)	$14.4	0.9%	$(18.1)	(1.1)%

Net income (loss) per common share:
Basic	$0.07		$(0.10)
Diluted	$0.07		$(0.10)

Weighted average common shares outstanding:
Basic	194.4		184.8
Diluted	195.3		184.8

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	October 29, 2016	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$270.7	$371.8
Inventories	807.8	649.3
Prepaid expenses and other current assets	172.1	218.9
Total current assets	1,250.6	1,240.0
Property and equipment, net	1,608.5	1,630.1
Goodwill	1,279.3	1,279.3
Other intangible assets, net	1,263.7	1,268.7
Other assets	86.8	88.2
Total assets	$5,488.9	$5,506.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$511.8	$429.4
Accrued expenses and other current liabilities	371.8	420.3
Deferred income	108.8	110.0
Current portion of long term debt	—	54.0
Total current liabilities	992.4	1,013.7
Long-term debt, less current portion	1,601.0	1,594.5
Lease-related liabilities	380.7	387.1
Deferred income taxes	440.2	442.2
Other non-current liabilities	191.0	205.5
Total liabilities	3,605.3	3,643.0
Equity	1,883.6	1,863.3
Total liabilities and equity	$5,488.9	$5,506.3

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended
	October 29, 2016	October 24, 2015
Net sales:
Premium Fashion (a)	$579.2	$501.2
Value Fashion	504.1	530.1
Plus Fashion	317.7	335.3
Kids Fashion	277.4	305.4
Total net sales	$1,678.4	$1,672.0

	Three Months Ended
	October 29, 2016	October 24, 2015
Operating income (loss):
Premium Fashion (a)(b)	$43.6	$(48.1)
Value Fashion	12.1	35.0
Plus Fashion	6.2	3.4
Kids Fashion	13.2	40.2
Unallocated acquisition and integration expenses	(12.0)	(42.5)
Unallocated restructuring and other charges	(11.9)	—
Total operating income (loss)	$51.2	$(12.0)

(a) Results for the three months ended October 24, 2015 include the 10-week post-acquisition results of ANN, which was acquired on August 21, 2015. ANN's quarter ended October 31, 2015 whereas the first quarter of Fiscal 2016 for the Company's other businesses ended October 24, 2015. The effect of this one-week reporting period is not material. All segments of the Company are on the same fiscal calendar as of the end of Fiscal 2016.
(b) Information related to the Premium Fashion segment for the three months ended October 29, 2016 and October 24, 2015 include the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. For the three months ended October 29, 2016, adjustments of $11.0 million primarily consist of depreciation and amortization associated with the write-up of ANN's customer relationships and property and equipment and other purchase accounting adjustments, which are primarily lease-related. For the three months ended October 24, 2015, adjustments of $110.7 million primarily consist of the impact of non-cash inventory expense associated with the purchase accounting adjustment of ANN's inventory to fair market value, and depreciation and amortization expense associated with the write-up of ANN's customer relationships and property and equipment.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information

Note 1. Basis of Presentation

On August 21, 2015, the Company acquired 100% of the outstanding common stock of ANN INC. ("ANN"). ANN, which comprises the operations of the Company's Premium Fashion segment, utilizes a 52-53 week fiscal year following the National Retail Federation calendar. Accordingly, ANN's results for the first quarter of Fiscal 2016 have been included herein for the post-acquisition period from August 22, 2015 to October 31, 2015. The remainder of the Company's businesses ended the first quarter of Fiscal 2016 on October 24, 2015. The effect of ANN's one-week reporting period difference is not material to the condensed consolidated financial statements for the three months ended October 24, 2015. All segments of the Company are on the same fiscal calendar as of the end of Fiscal 2016.

Note 2. Use of Non-GAAP Earnings Per Share

As noted above, the comparability of the Company's operational results for the periods presented herein has been affected by certain transactions. To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided the table below which reconciles EPS on a GAAP basis to EPS on a non-GAAP Basis. Non-GAAP EPS excludes costs such as (i) acquisition and integration expenses, (ii) restructuring and other related charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting inventory expense, depreciation and amortization expense, and lease-related adjustments.

Non-GAAP EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. Many investors also use a non-GAAP EPS measure as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP EPS should be considered in addition to, not as a substitute for, the Company’s Operating income (loss) and Net income (loss) per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Use of Non-GAAP Earnings Per Share (continued)

	Reconciliation of Reported GAAP Basis to Non-GAAP Basis
	Three Months Ended				Three Months Ended
	October 29, 2016				October 24, 2015
	Income before income taxes	Provision for income taxes (f)	Net income	Diluted net income per common share	(Loss) income before income taxes	Benefit (provision) for income taxes (f)	Net (loss) income	Diluted net (loss) income per common share
Reported GAAP basis	$25.8	$(11.4)	$14.4	$0.07	$(31.9)	$13.8	$(18.1)	$(0.10)
Adjustments:
Impact of non-cash purchase accounting adjustments (a)	11.0	(4.3)	6.7	0.03	110.7	(43.7)	67.0	0.36
Restructuring and other related charges (b)	11.9	(4.5)	7.4	0.04	—	—	—	—
Acquisition and integration expenses (c)	12.0	(4.5)	7.5	0.04	42.5	(16.9)	25.6	0.14
Impact of ANN prior to August 21, 2015 (d)	—	—	—	—	(5.5)	2.2	(3.3)	(0.02)
Impact of ANN acquisition on EPS (e)	—	—	—	—	—	—	—	(0.02)
Non-GAAP basis	$60.7	$(24.7)	$36.0	$0.18	$115.8	$(44.6)	$71.2	$0.36

(a) Includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. For the three months ended October 29, 2016, these adjustments primarily include depreciation and amortization of $7.8 million related to the write-up of ANN's customer relationships and property and equipment and $3.2 million of other purchase accounting adjustments which are primarily lease-related. For the three months ended October 24, 2015, these adjustments include $104.2 million recorded to Cost of goods sold related to the write-up of ANN's inventory and $6.5 million of depreciation and amortization.

(b) For the three months ended October 29, 2016, primarily reflects costs incurred under the Company's Change for Growth program and includes $8.1 million of severance and other related expenses and $3.8 million for professional fees.

(c)
For the three months ended October 29, 2016, primarily reflects $3.9 million of settlement charges and professional fees related to a pension plan acquired in the ANN acquisition, $2.3 million of severance and retention costs and $5.8 million of other costs associated with the post-acquisition integration of ANN's operations. For the three months ended October 24, 2015, primarily represents costs related to the ANN acquisition consisting of $20.5 million of legal, consulting and investment-banking related transaction costs, $19.8 million of severance and retention-related expenses and $1.3 million of integration costs to combine the operations and infrastructure of the ANN business into the Company's.

(d) Primarily represents the incremental interest expense for the stub period prior to the acquisition date on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN acquisition at an interest rate of 5.25% as well as the impact of the related deferred financing fees. Also includes ANN's results for the three-week stub period from the end of its last fiscal quarter prior to the acquisition date through the acquisition date and has been adjusted to exclude transaction-related expenses incurred by ANN resulting from the ANN acquisition. This impact, which is not included in the reported GAAP results, assumes that the ANN acquisition had occurred as of the beginning of Fiscal 2016 and the related debt incurred was outstanding as of the beginning of Fiscal 2016.

(e) For the three months ended October 24, 2015, reflects the impact on EPS of using 196.0 million weighted average common shares for diluted net income per common share on a non-GAAP basis compared to the amount used to calculate EPS on an as-reported basis in order to reflect the impact of the additional shares issued in the ANN acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented as well as the dilutive effect of stock options and other securities.

(f) The (Provision) benefit for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses and quarterly earnings fluctuations, at an estimated annual effective tax rate of 41% for the three months ended October 29, 2016 and 39% for the three months ended October 24, 2015.